Exhibit 23.1

465 South Street, Suite 200
Morristown, New Jersey 07960-6497 USA
973 898 9494 . fax 973 898 0686
www.withum.com

Additional offices in New Jersey, New York,
Pennsylvania, Massachusetts, Florida, Colorado
and Grand Cayman

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A, of our report dated July 2, 2015, relating to the balance sheet of JM Global Holding Company as of April 24, 2015, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from April 10, 2015 (inception) to April 24, 2015, and to the reference to our Firm under the caption “Experts” in the Prospectus.

Morristown, New Jersey
July 2, 2015

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